Exhibit 99.2

QUEST DIAGNOSTICS INCREASES SHARE REPURCHASE AUTHORITY BY $750 MILLION

MADISON, N.J., JANUARY 25, 2010 – Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced that its Board of Directors increased the company’s share repurchase authorization by $750 million.

“The expansion of our share repurchase program reflects the company’s financial strength and our ability to continue generating strong cash flows, and, in addition to continuing to invest in the growth of our business, provides another means to return value to our shareholders,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer.

During 2009, the company repurchased approximately 10 million shares of common stock for $500 million, fully utilizing its previous authorization. The company had approximately 183 million shares outstanding as of December 31, 2009.

About Quest Diagnostics

Quest Diagnostics is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2008 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Risk Factors” in the company’s 2009 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company’s 2009 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

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